Exhibit 99.1

SimpleTech, Inc.

(Adopted November 6, 2006, Effective January 1, 2007)

Summary of Non-Employee Director Compensation Arrangements

Set forth below is a summary of the compensation arrangements for SimpleTech, Inc.’s (the “Company”) non-employee directors.

Meeting Fees:

Board Meetings: Each non-employee director shall receive $5,000 for attendance in person at each regular meeting of the Company’s Board of Directors (the “Board”). Non-employee directors attending a regular meeting by telephone conference shall receive 50% of the foregoing director fees.

Audit Committee Meetings: The Chair of the Audit Committee shall receive $2,000 for each regular meeting presided in person and the remaining members of the Audit Committee shall each receive $1,000 for each regular meeting attended in person. Non-employee directors attending a regular meeting by telephone conference shall receive 50% of the foregoing director fees.

Compensation Committee Meetings: The Chair of the Compensation Committee shall receive $2,000 for each regular meeting presided in person and the remaining members of the Compensation Committee shall each receive $1,000 for each regular meeting attended in person. Non-employee directors attending a regular meeting by telephone conference shall receive 50% of the foregoing director fees.

Nominating and Corporate Governance Committee Meetings: Members of the Nominating and Corporate Governance Committee shall each receive $1,000 for each regular meeting attended in person. Non-employee directors attending a regular meeting by telephone conference shall receive 50% of the foregoing director fees.

Equity Compensation:

Automatic Option Grants: Each non-employee director will, upon his initial election or appointment to the Board, receive an automatic option grant under the 2000 Stock Incentive Plan (“2000 Plan”) to purchase 30,000 shares of the Company’s common stock. The option will have an exercise price equal to the fair market value of the common stock on the grant date as measured by the closing price of the common stock as reported on the Nasdaq National Market on the date of grant and will carry a term of 10 years measured from the grant date, subject to earlier termination following the non-employee director’s cessation of service on the Board. The option will be immediately exercisable for all the option shares; however, the Company may repurchase, at the exercise price paid per share, any shares purchased under the option which are not vested at the time of the non-employee director’s cessation of Board service. The shares subject to each automatic grant will vest in a series of five successive equal annual installments upon the non-employee director’s completion of each year of Board service over the five-year period measured from the date of grant. However, the shares will immediately vest in full upon certain changes in control or ownership of the Company or upon the non-employee director’s death or disability while serving as a Board member.

Annual Grant of Restricted Stock Units. Each non-employee director shall be granted restricted stock units (“RSUs”) covering 2,000 shares of common stock under the Stock Issuance Program of the 2000 Plan upon re-election by the shareholders at the Company’s Annual Shareholders Meeting. Each RSU award will be granted on the date of the Company’s Annual Shareholders Meeting and will vest upon the non-employee director’s continuation of Board service through the one year anniversary of the date of grant. As the RSUs vest, the shares of common stock underlying those vested units will be promptly issued. The terms and conditions of the RSUs shall be governed by the 2000 Plan.

Reimbursement of Expenses: Non-employee directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board and committees of the Board.